For Immediate Release

U.S. ENERGY CORP. ENTERS INTO EAGLE FORD PARTICIPATION AGREEMENT WITH CRIMSON EXPLORATION INC.

RIVERTON, Wyoming – February 22, 2011 – U.S. Energy Corp. (NASDAQ Capital Market: (“USEG”) (“USE” or the “Company”), announced today that it has entered into a participation agreement with Crimson Exploration Inc. (NASDAQ: CXPO) (“Crimson”) to acquire a 30% working interest in an oil prospect and associated leases located in Zavala County, Texas.

Under the terms of the agreement, USE will earn a 30% working interest (22.5% net revenue interest) in approximately 4,675 gross contiguous acres (1,402.5 net mineral acres) through a combination of a cash payment and commitment well carry.  All future drilling and leasing will be on a heads up basis.  For competitive reasons, the financial terms of the transaction will not be disclosed at this time.

The prospect is an Eagle Ford shale oil window target in Zavala County, Texas.  Crimson will operate and tentatively plans to spud the first well in the area during the second quarter of this year.  The well is planned to be drilled to a total drilling depth of approximately 12,500 feet (~6,000 ft. vertical, ~6,500 ft. horizontal), and to be completed with 14 fracture stimulation stages.

If successful, the well is planned to be put on production for several months to evaluate well performance and in order to properly plan and budget for an aggressive 2012 drilling program.  It is estimated under current spacing that there is a potential for up to 26 gross (7.8 net) drilling locations on the acreage.  Looking forward, USE and Crimson have identified and plan to jointly seek additional opportunities in the Eagle Ford Oil window on a heads up basis.

“We are pleased to announce another oil venture with a proven horizontal operator with a strong presence in Texas.  This initial prospect provides us with the potential for multiple drilling locations over the next two to three years,” said Keith Larsen, CEO of U.S. Energy Corp.  “We look forward to working with Crimson and to further expanding our geographical resource diversity in this exciting oil producing region.  The prospect also has potential in the Austin Chalk, Buda, Georgetown and Pearsall formations,” he added.

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Press Release
February 22, 2011

About U.S. Energy Corp.

U.S. Energy Corp. is a natural resource exploration and development company with a primary focus on the exploration and development of its oil and gas assets.  The Company also owns the “world class” Mount Emmons molybdenum deposit located in west central Colorado.  The Company is headquartered in Riverton, Wyoming and trades on the NASDAQ Capital Market under the symbol “USEG”.

Forward-Looking Statements

This news release includes statements which may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect," “target,” “goal,” or similar expressions.  Forward looking statements in this release relate to, among other things, USE’s drilling of wells on leases acquired from Crimson Exploration Inc. (“Crimson”), its anticipated ownership interests in those wells and their expected costs, the potential number of gross and net drilling locations, the oil and natural gas targets or goals for the wells and the expectation to acquire additional oil and gas properties with Crimson.  There is no assurance that any of the wells (referenced in this press release) will be productive. These statements are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, future trends in commodity and/or mineral prices, the availability of capital, competitive factors, and other risks described in the Company’s filings with the SEC (including, without limitation, the Form 10-K for the year ended December 31, 2009 and the Form 10-Q filed November 8, 2010).  By making these forward-looking statements, the Company undertakes no obligation to update these statements for revision or changes after the date of this release.

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For further information, please contact:

Reggie Larsen
Director of Investor Relations
U.S. Energy Corp.
1-800-776-9271
reggie@usnrg.com